As filed with the Securities and Exchange Commission on June 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Popular, Inc.

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0667416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

(787) 765-9800

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Jorge J. García

Executive Vice President

and Chief Financial Officer

Popular, Inc.

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

(787) 765-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

José R. Coleman Tió Executive Vice President and Chief Legal Officer Popular, Inc. 209 Muñoz Rivera Avenue Hato Rey, Puerto Rico 00918 (787) 765-9800	Eduardo J. Arias Amanda Billoch Pietrantoni Méndez & Alvarez LLC Popular Center, 19th Floor 208 Ponce de León Avenue San Juan, Puerto Rico 00918 (787) 274-1212

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

Common Stock, Par Value $0.01 Per Share

This prospectus describes the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan promotes long-term ownership in Popular, Inc. by offering:

•

A simple, cost-effective method for you to purchase shares of common stock of Popular, Inc., par value $0.01 per share (“Common Stock”) without paying brokerage commissions, service charges or other fees;

•	A way to increase your Popular, Inc. holdings by reinvesting any cash dividends that may be paid by Popular, Inc.; and

•	The opportunity for you to purchase additional shares of Common Stock by making optional cash payments.

You do not have to be a current Popular, Inc. shareholder to participate in the Plan. You can purchase your first shares of Common Stock through the Plan by making an initial investment of not less than $100 and not more than $10,000. If you currently participate in the Plan, you will automatically continue to participate in the Plan, unless you request otherwise by written request to Popular, Inc.

This prospectus relates to the shares of Common Stock offered for purchase under the Plan. Shares will be purchased at the prices described in Question 10 of this prospectus.

The shares of Popular, Inc. Common Stock are traded on the NASDAQ Global Select Market under the symbol “BPOP.”

Investing in Popular, Inc. Common Stock involves a number of risks. See “Risk Factors” on page 2 before you make your investment decision.

Neither the Securities and Exchange Commission nor any Commonwealth of Puerto Rico or state securities commission has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares of Popular, Inc. common stock purchased or held under the terms of the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan are not savings accounts or deposits of any bank or savings association, are not insured by the FDIC or any other governmental agency and may lose value. You could lose all or part of your investment. There is no bank guarantee attached to these securities.

The date of this prospectus is June 7, 2024

Save this document. It sets forth the terms of the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan and how it operates.

You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. Popular, Inc. has not authorized anyone to provide you with information different from that incorporated by reference or contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference is accurate as of any date other than the date of the applicable document.

POPULAR, INC.

Popular is a diversified, publicly-owned financial holding company, registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Headquartered in San Juan, Puerto Rico, Popular offers financial services in Puerto Rico, the mainland United States and the U.S. and British Virgin Islands. Popular was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and is the largest financial institution based in Puerto Rico, with consolidated assets of $70.9 billion, total deposits of $63.8 billion and shareholders’ equity of $5.2 billion at March 31, 2024. At December 31, 2023, we ranked among the top 50 U.S bank holding companies by assets. Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

Unless the context requires otherwise, references in this prospectus to the “Company,” the “Corporation,” “Popular,” “Popular, Inc.,” “we,” “us” or “our” refer to Popular, Inc. and its subsidiaries.

RISK FACTORS

Investing in our Common Stock involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year and our current and periodic reports filed pursuant to the Securities and Exchange Act of 1934, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our Common Stock to decline. You could lose all or part of your investment. See “Where You Can Find More Information” in this prospectus.

DESCRIPTION OF THE PLAN

We have set forth the terms of the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) below in question and answer form.

Purpose

1.	What is the purpose of the Plan and what use will be made of the proceeds?

The primary purpose of the Plan is to provide our shareholders and other investors with a simple, economical and convenient method of investing cash dividends and optional cash payments in shares of our Common Stock without payment of brokerage commissions, service charges or other fees. The Plan also allows shareholders to reinvest their dividends in shares of the Common Stock at a 5% discount from the average market price at the time of the issuance. Under the Plan, shareholders may also purchase shares of Common Stock at prevailing market prices by making optional cash payments. When such shares are purchased directly from us, we will receive additional funds that we intend to use for general corporate purposes.

The Plan is intended for the benefit of long-term investors who want to increase their investment in our Common Stock, and not for the benefit of persons or entities who engage in short-term trading activities that could cause aberrations in the composite trading volume of our Common Stock.

Advantages and Disadvantages of Participating in the Plan

2.	What are the advantages and disadvantages of the Plan?

Advantages

•

You have the opportunity to purchase additional shares of Common Stock at 95% of the Average Market Price (as defined in Question 10) by automatically reinvesting all or part of your cash dividends (net of tax withholdings) in our Common Stock through the Plan.

•

You have the opportunity to purchase additional shares of Common Stock by making optional cash payments of at least $25 and not more than $10,000 per calendar month. Participants may make optional cash payments by authorizing Banco Popular de Puerto Rico, the plan administrator (the “Plan Administrator”) to debit their accounts through an ACH transaction with any U.S. Bank.

•

If you are not presently a shareholder of Popular, Inc., you may become a participant in the Plan by making an initial cash investment of not less than $100 and not more than $10,000 to purchase shares of Common Stock under the Plan.

•	You will not pay any brokerage commissions, service charges or other fees in connection with the purchase of shares of Common Stock under the Plan.

•	Your funds (net of tax withholdings) will be fully invested because the Plan permits fractions of shares to be credited to your account.

•	You may direct the Plan Administrator to sell all or a portion of your shares held in the Plan.

•

You can avoid record keeping costs and the need for safekeeping of stock certificates for shares credited to your Plan account through the free reporting and custodial services provided under the Plan.

Disadvantages

•

For U.S. federal and Puerto Rico income tax purposes, you will be treated as having received dividend income on each dividend payment date and such dividend will generally give rise to a tax liability in excess of the amount withheld, even if no cash was disbursed to you. See “Certain Tax Consequences of Participating in the Plan.”

•

You will not be able to precisely time your purchases through the Plan and will bear the risk of loss and the benefit of gain associated with fluctuations in the price of the Common Stock pending investment of funds under the Plan. See Question 11 regarding the timing of the purchase of shares.

•

Execution of sales of shares held in the Plan may be subject to delay. You will bear the risk of loss and the benefit of gain associated with fluctuations in the price of the Common Stock pending the sale of your shares pursuant to the Plan. Neither we nor the Plan Administrator can guarantee that shares of Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price under the Plan. See Question 18.

•	You will not earn interest on funds held by the Plan Administrator pending reinvestment or on optional or initial cash payments pending investment. See Questions 11 and 12.

•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan. See Question 21.

•

We may, in our sole discretion, without prior notice to you, change our determination as to whether the Plan Administrator uses optional and initial cash payments to purchase shares of Common Stock directly from us or from third parties through market purchases or negotiated transactions. This determination will be made based upon general market conditions, the relationship between the purchase price and book value per share, regulatory requirements and other factors.

Participation

3.	Who is eligible to participate in the Plan? Can non-U.S. citizens participate in the Plan?

Any interested investor, whether or not an existing shareholder of record of Popular, Inc., is eligible to participate in the Plan.

If you are a “registered holder,” which means that you are a shareholder whose shares of Common Stock are registered in our stock transfer books in your name, you may participate in the Plan directly.

If you are a “beneficial owner,” which means that you are a shareholder whose shares of Common Stock are registered in the name of another person, for example, in the name of a broker, bank or other nominee, you must become a registered holder in order to participate in the Plan. You may become a registered holder by either (i) having your broker, bank or other nominee transfer the shares they own for your benefit into your own name or (ii) by making an initial cash investment in our Common Stock with the Plan Administrator.

If you are not currently a Popular, Inc. shareholder, you may participate in the Plan by mailing an initial cash investment of not less than $100 nor more than $10,000 along with the enrollment documents. See Question 4.

Your right to participate in the Plan is not transferable to any other person, other than as a result of a transfer of the underlying shares of Common Stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that could cause aberrations in the trading volume of our Common Stock.

If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan. We reserve the right to deny or terminate participation of any shareholder if we deem it advisable under any law or regulation. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features before you decide to invest through the Plan.

The Plan is intended for the benefit of our long-term investors and not for persons or entities who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our common stock.

Notwithstanding anything in the Plan to the contrary, we reserve the right to exclude from participation in the Plan at any time any persons or entities, as determined in our sole discretion.

4.	How do I enroll in the Plan?

Current registered holders. If you are already a registered holder you may enroll in the Plan by completing and signing the enrollment documents and returning them to the Plan Administrator. See Question 15. If your stock is to be registered in more than one name (for example, joint owners) all registered holders must sign exactly as their names appear on the account registration.

Current beneficial owners. If you are a beneficial owner of Common Stock registered in “street name,” you must become a registered holder in order to participate in the Plan. You may become a registered holder by instructing your broker, bank or other nominee to register in your name the number of shares of our Common Stock that you want to include in the Plan. Once the Plan Administrator receives your transferred shares of Common Stock from your brokerage account, those shares will be registered in our stock transfer books in your name. Then, you may enroll in the Plan by completing and signing the enrollment documents and returning them to the Plan Administrator. Alternatively, if you do not want to re-register your shares of Common Stock, you can enroll in the Plan in the same manner as someone who is not currently a Popular, Inc. shareholder as described under “New investors who are not current shareholders” below. This will create a registered account in addition to your brokerage account.

New investors who are not current shareholders. If you are not currently a Popular, Inc. shareholder, you may enroll in the Plan by making an initial investment in shares of Common Stock and completing and signing the enrollment documents and returning them, together with your initial investment, to the Plan Administrator at the address set forth in Question 15.

Enrollment documents and additional copies of this prospectus may be obtained through our website at http://www.popular.com or by contacting the Plan Administrator at: Banco Popular de Puerto Rico, Fiduciary Services Division (725), PO Box 362708, San Juan, Puerto Rico 00936-2708, Attention: Popular, Inc. Dividend Reinvestment and Stock Purchase Plan. The Plan Administrator may also be contacted by telephone at the following number 787-764-1893, or 1-877-764-1893, when calling from outside the San Juan Metropolitan Area, or by email at drip.administrator@popular.com.

We may appoint from time to time one or more information agents (the “Information Agent”) for the Plan. We will pay the fees and expenses of the Information Agent and may agree to indemnify the Information Agent for certain liabilities that it may incur in connection with the rendering of its services for the Plan.

5.	What are the investment alternatives available under the Plan?

If you participate in the Plan, you may choose from the following investment alternatives:

•

FULL DIVIDEND REINVESTMENT. Under this alternative, you direct the Plan Administrator to invest all cash dividends (net of tax withholdings) on all whole and fractional shares of Common Stock then or subsequently registered in your name, together with any optional or initial cash payments, towards the purchase of additional shares of our Common Stock in accordance with the Plan.

•

PARTIAL DIVIDEND REINVESTMENT. Under this alternative, you direct the Plan Administrator to invest all cash dividends (net of tax withholdings) on only the number of shares of Common Stock registered in your name that you specified in the appropriate space on the enrollment documents, together with any optional cash or initial payments, in the purchase of additional shares in accordance with the Plan.

•	OPTIONAL CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT). Under this alternative, your dividends will not be reinvested. Instead, you will receive cash dividends on shares registered in your name in the usual manner. This option will also permit you to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

If you sign and return the enrollment documents with no investment option designated, you will be enrolled in the Full Dividend Reinvestment option.

6.	May I change investment alternatives after I enroll in the Plan?

Yes. You may change your investment alternative or the number of participating shares at any time by completing a new authorization form and returning it to the Plan Administrator at the address specified in Question 15.

7.	When may I enroll in the Plan?

Eligible shareholders and other interested investors may enroll in the Plan at any time. If the Plan Administrator receives the enrollment documents requesting the reinvestment of dividends on or prior to the dividend record date established for a particular dividend, reinvestment will commence with that dividend. If the enrollment documents are received after the record date established for a particular dividend, then the reinvestment of dividends will not begin until the dividend payment date following the next record date.

See Questions 12 and 13 to determine when persons who select the Optional Cash Payments Only option will begin to participate in the Plan.

Purchases Under the Plan

8.	What is the source of shares purchased under the Plan?

Shares of Common Stock purchased with reinvested dividends will be purchased directly from Popular, Inc. Shares purchased with optional cash payments will be purchased either through (1) direct purchases of newly issued shares or treasury shares from Popular, Inc. or (2) purchases from third parties on the open market or in negotiated transactions. All shares purchased on the open market or in negotiated transactions will be purchased by such independent broker-dealer or financial institution as we may appoint from time to time to act as purchasing agent for the participants (the “Agent”). Purchases of shares in the open market may be made in the over-the-counter market or on any securities exchange where our Common Stock may be traded.

9.	How will shares purchased under the Plan be allocated to my account?

Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested for you less any taxes withheld (see Question 20) divided by the applicable purchase price per share.

10.	How will the price be determined for shares purchased under the Plan?

The price of shares purchased from Popular, Inc. with reinvested dividends under the Plan will be 95% of the average of the daily high and low sales prices of our Common Stock on the NASDAQ Global Select Market (or such other stock market on which our Common Stock principally trades at such time) for the last five reported trading days immediately preceding the relevant Investment Date, computed to three decimal points (the “Average Market Price”). See Question 11 for the definition of Investment Date. The price of shares purchased directly from Popular, Inc. with optional or initial cash payments will be equal to 100% of the Average Market Price on the relevant Investment Date, computed to three decimal points. The price of shares purchased in the open market or in negotiated transactions with optional cash payments will be the weighted average price paid for all shares of Common Stock purchased by the Agent for the relevant Investment Date, computed to three decimal points.

If there is no trading in the Common Stock for a substantial amount of time immediately preceding a dividend payment date, the price per share shall be determined by the Plan Administrator on the basis of such market quotations as it deems appropriate.

Participants do not have any authority or power to direct the price at which any market purchase is completed or as to the selection of a broker or a dealer through or from whom such purchases are to be made.

11.	When will shares be purchased under the Plan?

Shares of Common Stock will be purchased for participants on the relevant Investment Dates. The Investment Dates for purchases of shares directly from Popular with reinvested dividends will be the Common Stock dividend payment dates, or the next trading date if the dividend payment date is not a trading date.

The Investment Dates for purchases of shares directly from Popular with optional or initial cash payments will be the fifteenth calendar day of the month, or the next trading date if the fifteenth day of the month is not a trading date. The Investment Dates for shares purchased by the Agent in the open market or in negotiated transactions with initial or optional cash payments are the dates on which the Agent makes such purchase. The Agent will make such purchases on the business day following the trading date that is either the fifteenth calendar day of each month or the next trading date if the fifteenth day of the month is not a trading date, or as soon as practicable thereafter. Shares of Common Stock purchased with initial or optional cash payments will be credited to a participant’s account as of the Investment Date in which they are purchased.

Subject to any limitations imposed by federal or state securities laws, the Agent will have full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made. Under certain circumstances, observance of the rules and regulations of the Securities and Exchange Commission (the “SEC”), including Regulation M under the Securities Exchange Act of 1934, may require temporary suspension of such purchases by the Agent or may require that purchases be spread over a longer period than indicated in Questions 11 and 12. Popular, Inc., the Plan Administrator, and the Agent will not be liable when conditions prevent the purchase of shares or interfere with the timing of purchases. Participants do not have any authority or power to direct the time at which any market purchase is completed.

For purposes of making purchases, the Plan Administrator and the Agent will commingle the funds of the participants.

Optional Cash Payments

12.	How do optional cash payments work?

If you participate in the Plan, you may make optional cash payments for the purchase of additional shares of Common Stock at any time subject to the limitations described below and in Question 13. Checks, money orders and ACH transactions must clear prior to the Investment Date. All checks and ACH transactions must be in U.S. dollars and drawn on a U.S. bank. Checks, money orders or ACH transactions that have not cleared prior to the Investment Date, but that clear after the Investment Date, will be retained by the Plan Administrator and applied to the purchase of shares on the Investment Date in the following month. No interest will be paid on optional cash payments held pending investment. If any check or ACH transaction is returned for any reason by the financial institution, a $25 administrative charge shall be applied as described in Question 33, and the check will be returned to the participant.

The minimum optional cash payment per month you can make is $25 and the maximum amount is $10,000, except that non-shareholders who wish to participate must make an initial investment of at least $100. You do not have to invest the same amount of money each month, and you never have any obligation to make an optional cash payment. Optional cash payments will be refunded if a written request for a refund is received by the Plan Administrator at least 48 hours prior to the day when such investment is to be made. Optional cash payments of less than $25 and that portion of any optional cash payment which exceeds $10,000 will be returned to the participant without interest.

13.	How can I make optional cash payments?

You may make an optional cash payment when enrolling in the Plan by enclosing a check or money order made payable to “Banco Popular de Puerto Rico” with the enrollment documents. All checks must be in U.S. dollars and drawn on a U.S. bank. Thereafter, you may make optional cash payments at any time subject to the limitations discussed in Question 12 by using the cash payment forms which will be attached to each participant’s statement of account.

Alternatively, you may make optional cash payments by executing a form authorizing the Plan Administrator to debit your account at a U.S. bank for the purchase of shares under the Plan. If you elect this automatic debit feature, funds will be withdrawn from your bank account within three business days of the relevant Investment Date.

If you desire to participate in the Plan but are not currently a Popular, Inc. shareholder, you may submit the enrollment documents and make an initial investment in our Common Stock through an optional cash payment.

Costs

14.	What fees are applicable to participants in the Plan?

None. We pay all costs of administering the Plan. If you participate in the Plan, you will not incur any brokerage commissions, service charges or other fees for shares purchased under the Plan. However, certain brokerage commissions, service charges or other fees applicable to the shares purchased for you under the Plan may be considered a dividend for tax purposes. See “Certain Tax Consequences of Participating in the Plan.” Furthermore, as discussed in Question 18, if you withdraw shares from the Plan and request that the Plan Administrator sell the shares, you will be charged for related brokerage commissions and applicable transfer taxes on the sale, if any. The Plan Administrator may also charge you a fee for returned checks as discussed in Question 33 below.

Administration

15.	Who administers the Plan?

Our wholly-owned subsidiary, Banco Popular de Puerto Rico, acts as Plan Administrator. Banco Popular de Puerto Rico will acquire newly issued or treasury shares purchased directly from Popular, Inc., keep records, send account statements to each participant and perform other duties related to the Plan. As described in Question 8, any shares purchased from third parties on the open market or in negotiated transactions with optional or initial cash payments will be made by the Agent and delivered to Banco Popular de Puerto Rico. Banco Popular de Puerto Rico holds the shares of all participants together in its name or in the name of its nominee.

Banco Popular de Puerto Rico also acts as the dividend disbursing and transfer agent for our Common Stock.

Any questions and communications you may have regarding the administration of the Plan, requests for additional copies of this prospectus or the enrollment documents should be addressed to Banco Popular de Puerto Rico at the following address and telephone number:

Banco Popular de Puerto Rico
Fiduciary Services Division (725)
PO Box 362708
San Juan, Puerto Rico 00936-2708
Attention:	Popular, Inc.
Dividend Reinvestment and
Stock Purchase Plan
Telephone:	787-764-1893, or
1-877-764-1893 when calling from outside the San Juan
Metropolitan Area
Email:	drip.administrator@popular.com

Reports to Participants

16.	How do I keep track of my account’s activity?

The Plan Administrator maintains a separate account for each participant. All shares of Common Stock purchased for you under the Plan will be credited to your Plan account. As soon as practicable after each purchase of shares, the Plan Administrator will mail to you an account statement. The statement will summarize the year-to-date transactions in your account, and will indicate the number of full and fractional shares purchased for you under the Plan, the price per share paid and will include any applicable tax information. You will also receive quarterly statements of account and an annual statement showing the amount of reinvested dividends as well as other transactions under the Plan. These statements should be retained by you for your records. You will be required to pay a fee for copies of previous statements. In addition, you will receive copies of the annual and quarterly reports to shareholders, proxy statements sent to all Popular, Inc. shareholders and information for income tax reporting purposes.

Certificates for Shares

17.	Will I receive stock certificates for shares purchased under the Plan?

You will not receive stock certificates for shares purchased under the Plan unless you request them. Shares of Common Stock purchased for you under the Plan will be credited to your account in book-entry form. This custodial service protects against loss, theft or destruction of stock certificates. The number of shares credited to your Plan account will be shown on your account statement.

You may obtain a stock certificate, without charge, by making a written request to the Plan Administrator. No certificates will be issued for fractional shares of Common Stock. Instead, the market value of any fractional share will be paid in cash. Until you sell the shares held in your account or change the number of participating shares, dividends on all such shares will continue to be invested under the Plan even though certificates were issued to you.

You are not permitted to pledge or transfer the shares credited to your Plan account to another person unless you have requested that the shares be withdrawn from the Plan and have received certificates for such shares registered in your name. Each account under the Plan is maintained in the name in which a participant’s shares are registered at the time the participant enters the Plan.

Withdrawals, Sale of Shares and Termination

18.	How may I withdraw or sell shares held in my Plan account?

You may withdraw any or all whole shares credited to your Plan account at any time, by notifying the Plan Administrator in writing and specifying the number of shares you want to withdraw. Certificates for the number of whole shares you request to be withdrawn will be issued to and registered in your name. Upon your request, the Plan Administrator, through the Agent, will sell all or a portion of the shares credited to your Plan account and remit the proceeds, less related brokerage commissions and applicable withholding or transfer taxes, if any, to you. The Plan Administrator will instruct the Agent to sell the shares in the open market at the prevailing market price within ten business days after receipt of the request or as soon as otherwise practicable. Any notice of withdrawal received by the Plan Administrator after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares purchased have been credited to your account.

You should be aware that the Plan is not intended as a market timing vehicle and that you will not have the power to control the timing or price of the shares being sold. You will bear the market risk associated with any decrease in the price of the Common Stock during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the market by the Agent. Instructions sent to the Plan Administrator to sell shares may not be rescinded.

Alternatively, you may sell your shares through a stockbroker of your choice or privately. In either case, you should request certificates for your shares as described above and, upon receipt, proceed as you would to sell any other stock for which you have certificates.

Please note that if your account holds less than one full share, we may close your account, liquidate the fractional share and send you a check representing the value of the fractional share.

19.	How and when may I close my Plan account?

You may close your Plan account at any time by written notice to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send you a certificate for the number of whole shares in your account and a check in an amount equal to the value of any fractional share based upon the average of the daily high and low sales prices of the Common Stock as reported on the NASDAQ Global Select Market (or other principal stock market on which the shares of Common Stock are listed for trading at such time) for the date of termination. If you so request, the Plan Administrator will sell all of the shares held in your account in the manner described in Question 18 and send you a check for the proceeds from the sale, less related brokerage commissions and applicable withholding or transfer taxes, if any.

Your account will normally be closed within 30 days after the Plan Administrator receives your written instructions. If your request to close your account is received on or after the record date for a dividend, cash dividends paid with respect to that record date will be reinvested in shares of Common Stock for your account. Any optional cash payments sent by you to the Plan Administrator prior to your request for termination will be invested unless you expressly request return of this amount in the request to close your account and the request is received at least two business days prior to the time when such amount would otherwise be applied to purchase shares. If dividends or optional cash payments are invested after the Plan Administrator has received a request to close your account, the request will be processed as promptly as possible.

The Plan Administrator may also terminate a participant’s participation in the Plan if it receives written notice of the death or adjudicated incompetency of a participant. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares of Common Stock will be made for the participant’s account and the participant’s shares, any cash dividends paid thereon and any other unapplied funds will be retained by the Plan Administrator until such time as such participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive payment.

After closing your account, all cash dividends will be paid to you in cash unless you choose to rejoin the Plan, which you may do at any time by completing and returning to the Plan Administrator the enrollment documents as described in Question 4.

Certain Tax Consequences of Participating in the Plan

20.	What are the Puerto Rico and U.S. federal income tax consequences of participating in the Plan?

The following statements, which are based upon existing tax laws, regulations and rulings on the date of this prospectus, are intended to be a general outline of the likely Puerto Rico and U.S. federal income tax consequences to an individual or corporate participant in the Plan. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary.

The information herein provided is a summary and does not purport to be a complete description of the income tax consequences to any participant in the Plan. In particular, it does not address the income tax consequences to an individual participant who is a non-resident alien. We advise participants to consult their own tax and other advisors for further information concerning the tax consequences of participation in the Plan and for information about participants’ specific situations.

General Tax Consequences

(a) Plan participants who participate in the dividend reinvestment options will generally realize taxable dividend income under the Plan equal to the sum of: (i) the cash amount of the dividend received by the Plan participant which was not reinvested, if any; (ii) the average of the high and low sales price of the shares of Common Stock purchased directly from Popular, Inc. with reinvested dividends under the Plan as of the Investment Date, without considering any discount granted under the Plan (the “Investment Date Average Market Price”); and (iii) any amount withheld from the dividend distribution, including Puerto Rico income tax withholding (the “Total Dividend Amount”). The participant’s tax basis in any shares purchased directly from Popular, Inc. with reinvested dividends under the Plan will generally be equal to the Investment Date Average Market Price with respect to such shares.

(b) A participant acquiring shares of Common Stock through optional cash payments under the Plan will realize taxable dividend income on the purchase of shares for his or her account in an amount equal to any brokerage commissions or service fees paid by Popular, Inc. in the acquisition of such shares, if any. The tax basis of shares of Common Stock purchased for a participant’s Plan account with optional cash payments will be the amount of the optional cash payments plus the brokerage commissions or service fees paid by Popular, Inc., if any, that constitutes dividend income.

(c) A participant’s holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the date the shares of Common Stock are acquired under the Plan.

(d) A participant will not realize taxable income when he or she receives certificates for whole shares of Common Stock credited to the participant’s account, either upon the participant’s request for such certificates or upon termination of the Plan or termination of his or her participation in the Plan.

(e) As a general rule, a participant will recognize gain or loss for income tax purposes when the shares of Common Stock are sold or exchanged, and in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to the participant’s account upon termination of participation in or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

(f) In the case of holders of Common Stock whose dividends are subject to Puerto Rico income tax withholding, Popular, Inc. will withhold the tax from the full amount of the cash dividends (the “Cash Dividend

Amount”). The remaining balance of the Cash Dividend Amount will be distributed to the participant or invested in shares of Common Stock, as elected by the participant. Based on a private letter ruling issued by the Puerto Rico Department of the Treasury under the provisions of the Puerto Rico Internal Revenue Code of 2011, as amended, Popular, Inc. will not withhold taxes on the additional dividend resulting from: (i) the difference, if any, between the Total Dividend Amount and the Cash Dividend Amount; and (ii) any brokerage commissions or service fees paid by Popular, Inc. under the Plan (both items hereinafter jointly referred to as the “Additional Dividend Amounts”). Popular, Inc. will report the Additional Dividend Amounts to the Puerto Rico Department of the Treasury and to participants on a calendar year basis. In addition, Popular, Inc. will send participants a letter advising them of their obligation to file Puerto Rico income tax returns and to pay the tax due on the Additional Dividend Amounts. In the case of participants who qualify for the special tax of 15% on dividends, such special rate will apply to the Additional Dividend Amounts.

Puerto Rico Income Tax Consequences

Individuals

(a) An individual participant in the Plan, whether a resident of Puerto Rico or a U.S. citizen who is not a resident of Puerto Rico (a “non-resident U.S. citizen”), will be subject to a special tax equal to 15% of the amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above. This special tax is in lieu of the ordinary income tax. Popular, Inc. will automatically deduct and withhold such 15% with respect to the Cash Dividend Amount unless the participant has in effect on the date of the dividend distribution an election not to have the special dividend tax withheld. If such election is made the dividend will be subject to the ordinary income tax rates. In the case of individual participants who are non-resident U.S. citizens, in order for the 15% special withholding income tax not to apply, they are also required to file with the Plan Administrator, in addition to the election not to have the special dividend tax withheld, a Withholding Exemption Certificate to the effect that the individual’s gross income from sources within Puerto Rico for the entire calendar year (including the dividends distributed by Popular, Inc.) will not exceed $3,500 if single, or $7,000 if married and living with spouse.

Furthermore, a non-resident U.S. citizen will be required to file a Puerto Rico income tax return and will be subject to tax at the same tax rates as Puerto Rico residents on their Puerto Rico source net taxable income, including the Total Dividend Amount. The tax withheld by Popular, Inc. may be credited in the return against the resulting Puerto Rico tax liability, if any, or refunded to the individual, as the case may be. No Puerto Rico income tax return will be required to be filed if the total Puerto Rico income tax responsibility was withheld at source.

(b) In the case of the sale or exchange of Common Stock held as a capital asset for more than one year, an individual who is a Puerto Rico resident has the option to have his net long term capital gain taxed at a special 15% rate or to include it in his gross income and be subject to the normal tax rates.

Individual participants in the Plan, whether residents of Puerto Rico or non-resident U.S. citizens, are subject to alternative minimum tax on the alternative minimum tax net income if the regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax net income includes certain income exempt from the regular tax and income subject to special tax rates, such as (i) dividends subject to the 15% tax described above; and (ii) in the case of individual participants who are residents of Puerto Rico, long-term capital gains, if any, recognized by these Puerto Rico resident individuals on the disposition of the Common Stock. The tax rates on net income subject to alternative minimum tax range from 1% (on alternative minimum taxable income in excess of $25,000) to 24% (on alternative minimum taxable income in excess of $250,000).

(c) An individual participant who is a non-resident U.S. citizen will not be subject to Puerto Rico income tax on the sale or exchange of Common Stock.

Corporations

(a) In the case of participant corporations organized in Puerto Rico (“domestic corporations”) and participant corporations organized outside Puerto Rico but that are engaged in trade or business in Puerto Rico (“resident foreign corporations”), the full amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above will be eligible for the 85% dividends received deduction provided the dividend deduction does not exceed 85% of the corporate taxpayer’s net taxable income reported in Puerto Rico. In the case of such participant corporations, the special 15% tax on dividends discussed above will not apply.

(b) In the case of participant corporations organized outside Puerto Rico and not engaged in trade or business in Puerto Rico (“non-resident foreign corporations”), the full amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above will be subject to Puerto Rico income taxes at the rate of 10%. Popular, Inc. will automatically deduct and withhold at source 10% with respect to the Cash Dividend Amount, and will report the Additional Dividend Amounts to the Puerto Rico Department of the Treasury and to participant non-resident foreign corporations on a calendar year basis. In addition, Popular, Inc. will send participant non-resident foreign corporations a letter advising them of their obligation to file Puerto Rico income tax returns and to pay the tax due on the Additional Dividend Amounts at the special 10% tax rate. The sale or exchange of Common Stock by these non-resident foreign corporations will generally not be subject to Puerto Rico income tax.

(c) In the case of a domestic corporation holding the Common Stock as a capital asset for more than one year, gain from the sale or exchange of Common Stock will be subject to a 20% maximum tax on the capital gain. To the extent the gain constitutes income effectively connected with a Puerto Rico business, a resident foreign corporation holding the Common Stock as a capital asset for more than one year will also be subject to this maximum 20% tax rate.

Federal Income Tax Consequences

(a) In the case of a participant who is a U.S. citizen but not a resident of Puerto Rico, the amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above and gains from the sale of Common Stock will have to be included in full in his or her federal income tax return. However, Puerto Rico taxes paid may generally be taken as a foreign tax credit against the United States income tax liability, or in the alternative, as an itemized deduction. For U.S. federal income tax purposes, the amount of dividend income described in paragraph (a)(ii) under General Tax Consequences above will be determined by reference to the fair market value of the shares of Common Stock purchased directly from Popular, Inc. with reinvested dividends under the Plan as of the Investment Date, without considering any discount granted under the Plan. However, for U.S. federal income tax reporting purposes, Popular, Inc. intends to take the position that such fair market value will be equal to the Investment Date Average Market Price of such Common Stock.

(b) In the case of a participant who is a U.S. citizen and a bona fide resident of Puerto Rico for the entire taxable year, dividend distributions from Popular, Inc. and gains from the sale of Common Stock should generally be excludable from federal income taxation. Special rules may apply to such gains where a U.S. citizen acquires Common Stock prior to becoming a bona fide resident of Puerto Rico.

(c) In the case of a participant which is a United States corporation, the amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above will be included in gross income and not be eligible for the dividends received deduction for federal income tax purposes. However, income taxes paid in Puerto Rico may generally be taken as a foreign tax credit or as a deduction in determining the federal income tax responsibility of said participant.

Other Information

21.	Can I pledge or transfer the shares held in my account?

You may not pledge or transfer the shares credited to your account, unless you have requested that the shares be withdrawn from the Plan and have received certificates for such shares registered in your name. Refer to Question 18 to see how you can sell the shares credited to your Plan account.

22. What happens if I sell or transfer some or all of the shares registered in my name?

If you sell or transfer a portion of the shares registered in your name and you are enrolled in the Full Dividend Reinvestment option, dividends on all shares remaining registered in your name will continue to be reinvested. If you have chosen the Partial Dividend Reinvestment option, dividends on a number of shares remaining registered in your name up to the number of shares originally authorized will continue to be reinvested.

23.	What happens if Popular, Inc. has a rights offering?

A rights offering takes place when Popular, Inc. issues to existing shareholders the right to purchase additional shares of Common Stock in proportion to the shares they already own. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in your Plan account.

24.	What happens if Popular, Inc. issues a stock dividend or declares a stock split?

Any stock dividends or split shares distributed by Popular, Inc. on shares registered in your name or credited to your Plan account will be added to your Plan account and reflected in the account statement described in Question 16.

25.	May I vote the shares credited to my Plan account at shareholders’ meetings?

Yes. You will receive proxy materials in connection with all Popular, Inc. annual or special meetings of shareholders which will instruct you how to vote your shares of Popular, Inc.

26.	What are the responsibilities of Popular, Inc., the Plan Administrator, the Agent and the Information Agent under the Plan?

Popular, Inc., the Plan Administrator, the Agent and any Information Agent appointed by Popular, Inc. will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made, check clearing or fluctuations in the market value of Popular, Inc. Common Stock. Popular, Inc., the Plan Administrator, the Agent and any Information Agent cannot provide you with any assurance of a profit or protection against a loss on the shares of Common Stock purchased or held for you under the Plan. Popular, Inc., the Plan Administrator, the Agent and any Information Agent and their agents will not have any responsibility beyond the exercise of ordinary care for any action taken or omitted to be taken in connection with the Plan, nor do they have any duties, responsibilities or liabilities other than those expressly set forth in the Plan.

All notices from the Plan Administrator to a participant will be mailed to the participant’s last address of record, which will satisfy the Plan Administrator’s responsibility to give notice.

27.	What happens if the Agent cannot purchase shares for the Plan in the open market?

In the event that applicable law or the closing of securities’ markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Agent will not be accountable for its inability to make purchases at such times. If shares of Common Stock are not available for purchase for a period longer than thirty-five days, the Plan Administrator will promptly mail you a check payable to your order in the amount of any unapplied funds in your account.

28.	May the terms of the Plan be changed or the Plan suspended or discontinued?

Yes. We reserve the right to modify the terms of the Plan at any time and from time to time, and we may suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date, in each case in our sole discretion. All participants will be notified by mail as soon as practicable of any material amendment or modification, or of any suspension or termination.

Upon termination of the Plan, the Plan Administrator will return any uninvested optional cash payments, issue a certificate for the whole shares of Common Stock credited to your Plan account, and make a cash payment equal to the net proceeds from the sale of any fractional share credited to your account.

29.	Can Popular, Inc. name successor Plan Administrators or Agents?

Yes. We may from time to time designate a bank, trust company, brokerage firm or other financial institution as successor Plan Administrator or Agent under the Plan.

30.	Can my interest in the Plan be terminated by Popular, Inc. or the Plan Administrator?

Yes. Popular, Inc. or the Plan Administrator may terminate any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities or transactional profit activities, by notice in writing mailed to the participant. The Plan Administrator will follow the procedures for termination set forth in Question 19 in connection with any termination.

31.	Does the Plan offer safekeeping services?

Yes. If you own Popular, Inc. stock certificates, you may send them to the Plan Administrator for deposit as book-entry shares held in your Plan account. Such certificates should be sent by registered mail in transferable form and must be accompanied by your written request that the shares of Common Stock evidenced thereby be added to your Plan account.

32.	May I use the safekeeping services even if I don’t participate in other features of the Plan?

Yes. Shareholders, whether or not they participate in other features of the Plan, may deposit some or all of their certificates of Common Stock with the Plan Administrator for safekeeping. There is no cost for this service. To use this service, you should send your certificates to the Plan Administrator by registered mail in transferable form with written instructions to deposit them in safekeeping. Unless you are enrolled to have your dividends reinvested in accordance with the terms of the Plan, dividends on all the shares deposited for safekeeping will be paid in cash.

33.	What is the policy on returned checks and insufficient funds?

In the event that any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your account necessary to satisfy the fees.

34.	What is sufficient notice to a participant?

Any notice or certificate which by any provision of the Plan is required to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records.

35.	Who interprets the Plan and what law governs?

We reserve the right, without notice to participants, to interpret and regulate the plan as we deem necessary or desirable. Popular, Inc. will determine any question of interpretation under the Plan under the laws of the Commonwealth of Puerto Rico, and any such determination will be final. The terms and conditions of the Plan and its operation are governed by the laws of the Commonwealth of Puerto Rico.

36.	Does the Plan reflect a change in Popular, Inc.’s dividend policy?

No. This prospectus does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon Popular, Inc.’s earnings, financial requirements, government regulations and other factors.

USE OF PROCEEDS

We may use the net proceeds from the sale of any shares of Common Stock purchased directly from us for:

•	general corporate purposes, including investments in, or extensions of credit to, existing and future subsidiaries, and

•	repayment of outstanding borrowings.

We will not receive any proceeds from purchases of Common Stock made by the Agent in the open market with initial or optional cash payments. We are unable to estimate the number of shares that will be purchased directly from Popular, Inc. under the Plan or the amount of proceeds from the sale of such shares.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	The Annual Report on Form 10-K for the year ended December 31, 2023;

2.	Quarterly Report on Form 10-Q for the quarter period ended March 31, 2024;

3.	The Current Reports on Form 8-K, filed with the SEC on January 22, 2024, February 23, 2024, May 9, 2024 and May 10, 2024; and

4.

The descriptions of our Common Stock set forth in our Registration Statements filed pursuant Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

We also incorporate by reference each of the following documents that Popular, Inc. will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits, other than exhibits that are specifically incorporated by reference in those filings), at no cost, by contacting us at the following address: Corporate Communications, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may be directed to (787) 765-9800. You may also access this information at our website at http://www.popular.com.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements about Popular, Inc.’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal and regulatory proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as well as variations or negatives of these words, are generally intended to identify forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations.

Forward-looking statements are not guarantees of future performance and our actual results could differ materially from the results discussed in the forward-looking statements we make. Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. In particular, you should consider the risks described in the “Risk Factors” section and the “Forward-Looking Statements” section of our most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and the risk factors contained in any applicable prospectus supplement or free writing prospectus. See “Where You Can Find More Information.”

As a result of these and other factors, we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. The forward-looking statements contained in this prospectus reflect our views as of the date hereof. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

LEGAL MATTERS

José R. Coleman Tió, Executive Vice President and Chief Legal Officer of Popular, Inc., has passed upon the validity of the Common Stock to be issued pursuant to the Plan. As of June 7, 2024, he owned directly or indirectly approximately 13,275 shares of Popular, Inc. Common Stock pursuant to Popular, Inc.’s employee stock ownership plan and otherwise.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$3,579
Legal fees and expenses	$32,000
Printing expenses	$10,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$9,421

TOTAL	$70,000

*	All of such items except the registration fee are estimated. All of such expenses will be borne by Popular, Inc.

Item 15.	Indemnification of Directors and Officers.

Popular, Inc. is a Puerto Rico corporation.

(a) Article TENTH of the Restated Certificate of Incorporation of Popular, Inc. provides the following:

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigate (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or-suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article TENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under paragraph 1 or 2 of this Article TENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific ease upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article TENTH.

(6) The indemnification provided by this Article TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of this status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article TENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other State of the United States or foreign country as may be applicable.

(b) Section 9.1 of the Corporation’s Amended and Restated By-laws provides that expenses, including attorneys’ fees, incurred by any person entitled to indemnification under the Corporation’s Certificate of Incorporation in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person, and, if any such demand is made in advance of the final disposition of such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Any obligation to reimburse the Corporation for expense advances shall be unsecured and no interest shall be charged thereon.

(c) Article 1.02(b)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit. The Corporation’s Certificate of Incorporation currently does not include such a provision.

(d) Article 4.08 of the PR-GCA authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of shareholders or otherwise.

(e) Popular, Inc. maintains a directors’ and officers’ liability insurance policy.

Item 16.	Exhibits

4.1	—	Specimen of Physical Common Stock Certificate of Popular, Inc., incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Form 8-K dated May 29, 2012 and filed May 30, 2012.

5.1	—	Opinion of José R. Coleman Tió, Esq., Executive Vice President and Chief Legal Officer, as to validity(1) .

8.1	—	Opinion of Pietrantoni Méndez & Alvarez LLC, as to certain tax matters(1) .

22.1	—	Issuers of Guaranteed Securities (incorporated by reference to Exhibit 22.1 of Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023).

23.1	—	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm(1) .

23.2	—	Consent of José R. Coleman Tió, Esq. (included in Exhibit 5.1 above).

23.3	—	Consent of Pietrantoni Méndez & Alvarez LLC (included in Exhibit 8.1 above).

24.1	—	Powers of Attorney (included on signature page).

107	—	Filing Fee Table(1).

(1)	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(d) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, (i) each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c) The undersigned registrant hereby undertakes that, for purposes of determining the liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on the 7th day of June, 2024.

POPULAR, INC.

(Registrant)
By:	/s/ Jorge J. García
Name:	Jorge J. García
Title:	Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ignacio Alvarez, Javier D. Ferrer, Jorge J. García, José R. Coleman Tió and Juan Pablo Perez Hanley, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Richard L. Carrión Richard L. Carrión	Chairman of the Board	June 7, 2024

/s/ Ignacio Alvarez Ignacio Alvarez	Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2024

/s/ Alejandro M. Ballester Alejandro M. Ballester	Director	June 7, 2024

/s/ Robert Carrady Robert Carrady	Director	June 7, 2024

/s/ Bertil E. Chappuis Bertil E. Chappuis	Director	June 7, 2024

/s/ Betty DeVita Betty DeVita	Director	June 7, 2024

Signature	Title	Date

/s/ John W. Diercksen John W. Diercksen	Director	June 7, 2024

/s/ María Luisa Ferré María Luisa Ferré	Director	June 7, 2024

/s/ C. Kim Goodwin C. Kim Goodwin	Director	June 7, 2024

/s/ José R. Rodríguez José R. Rodríguez	Director	June 7, 2024

/s/ Alejandro M. Sánchez Alejandro M. Sánchez	Director	June 7, 2024

/s/ Myrna M. Soto Myrna M. Soto	Director	June 7, 2024

/s/ Carlos A. Unanue Carlos A. Unanue	Director	June 7, 2024

/s/ Jorge J. García Jorge J. García	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 7, 2024

/s/ Denissa M. Rodríguez Denissa M. Rodríguez	Senior Vice President and Corporate Comptroller (Principal Accounting Officer)	June 7, 2024